Exhibit 3.1

CERTIFICATE OF CONVERSION

OF

ENERGY TRANSFER COMPANY, L.P.

(a Texas limited partnership)

TO

ENERGY TRANSFER EQUITY, L.P.

(a Delaware limited partnership)

UNDER SECTION 17-217 OF

THE DELAWARE REVISED UNIFORM

LIMITED PARTNERSHIP ACT

1. The jurisdiction where the limited partnership was first formed is Texas.

2. The date on which the limited partnership was first formed is September 5, 2002 and name under which the limited partnership’s certificate of limited partnership was originally filed is La Grange Energy, L.P.

3. The name of the limited partnership immediately prior to the filing of this certificate is Energy Transfer Company, L.P.

4. The name of the limited partnership as set forth in its Certificate of Limited Partnership filed in accordance with Section 17-217(b) is Energy Transfer Equity, L.P.

5. The conversion is to be effective upon the filing of this Certificate of Conversion and the Certificate of Limited Partnership.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion as of August     , 2005.

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC, its general partner

By:	/s/ John W. McReynolds
Name:	John W. McReynolds
Title:	President